Exhibit 10.3

CONSENT AND AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Consent and Amendment”) dated as of August 19, 2005, by and among LBW Holdings, Inc., a Delaware corporation (“Buyer”), LBW Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and School Specialty, Inc., a Wisconsin corporation (the “Company”).

WHEREAS, Buyer, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of May 31, 2005, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement;

WHEREAS, the Company desires to enter into an Acquisition Agreement with Wicks Learning Group, LLC, substantially in the form provided to Buyer and Merger Sub (the “Acquisition Agreement”) which provides, among other things, for the acquisition by the Company of all of the outstanding membership interests of Delta Education, LLC, a Delaware limited liability company (“Delta”), subject to the terms and conditions set forth in the Acquisition Agreement;

WHEREAS, in connection with transactions contemplated by the Acquisition Agreement, the Company and certain of its subsidiaries and affiliates desire to enter into a Fourth Amendment to Credit Agreement with Bank of America, N.A. and the lenders named therein, and a Term Loan Credit Agreement with Bank of America, N.A. (together, the “Financing Agreements”) which provide, among other things, for certain additional loans to be made to the Company in an aggregate amount not to exceed $100 million, the proceeds of which will be used to finance the transactions contemplated by the Acquisition Agreement (the Acquisition Agreement, the Financing Agreements and the other agreements, certificates and documents to be executed in connection therewith, the “Delta Transaction Documents” and the transactions contemplated by the Delta Transaction Documents, the “Delta Transactions”);

WHEREAS, pursuant to Section 5.01 of the Merger Agreement, Buyer and Merger Sub desire to consent to the execution of the Delta Transaction Documents and the consummation of the Delta Transactions; and

WHEREAS, pursuant to Section 10.06 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Consent and Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

Section 1. Consent. Pursuant to Section 5.01 of the Merger Agreement, Buyer and Merger Sub hereby consent to and approve the execution of the Delta Transaction Documents by the Company and the consummation by the Company of the Delta Transactions in accordance with the terms of the Delta Transaction Documents, without waiver, amendment or modification of the provisions thereof.

Section 2. Amendment to the Merger Agreement. (a) The parties hereby agree that none of the representations and warranties set forth in Article III of the Merger Agreement shall be rendered untrue or incorrect in any respect (including, without limitation, for purposes of Section 7.01 of the Merger Agreement) as a result of the execution by the Company of the Delta Transaction Documents, the consummation of the Delta Transactions or any fact or circumstance solely to the extent attributable to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities and results of operations of Delta (the “Delta Business”). Without limiting the generality of the foregoing, for purposes of Section 7.01 of the Merger Agreement, each such representation and warranty shall be deemed to be true and correct if such representation or warranty would have been true or correct but for the execution by the Company of the Delta Transaction Documents and the consummation of the Delta Transactions.

(b) The parties hereby agree that the definition of “Company Material Adverse Effect” set forth in the Merger Agreement is hereby amended to specifically exclude any event, circumstance, change or effect solely to the extent resulting from or solely to the extent such event, circumstance, change or effect relates to, the Delta Transaction Documents, the Delta Transactions or the Delta Business.

Section 4. Adjournment of the Company Shareholders’ Meeting. The parties hereby acknowledge and agree that as a result of the execution of the Delta Transaction Documents and in order to permit the Company to circulate a supplement to the Proxy Statement for consideration by the Company’s shareholders, the Company intends to convene the Company Shareholders’ Meeting on August 23, 2005 as originally scheduled and, following a determination that a quorum exists, adjourn the Company Shareholders’ Meeting until September 12, 2005. The parties hereby agree that such adjournment for the purposes and the time period set forth in the preceding sentence shall not constitute a violation of Section 5.04(b) of the Merger Agreement; provided, however, that the foregoing shall not constitute a waiver of any prior or subsequent breaches or violations of Section 5.04(b) of the Merger Agreement.

Section 5. Representations and Warranties.

(a)	The Company represents and warrants to Buyer and Merger Sub as follows:

(i)	The Company is a corporation duly incorporated, validly existing and in “active status” under the Laws of the State of Wisconsin.

(ii)

The Company has the corporate power and authority to enter into, execute and deliver this Consent and Amendment. The execution and delivery of this Consent and Amendment have been duly authorized by the Company Board. This Consent and Amendment has been duly executed and delivered by the

Company and constitutes, assuming due authorization, execution and delivery of this Consent and Amendment by Buyer and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	Buyer and Merger Sub jointly represent and warrant to the Company as follows:

(i)	Each of Buyer and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(ii)	Each of Buyer and Merger Sub has the corporate power and authority to enter into, execute and deliver this Consent and Amendment. The execution and delivery of this Consent and Amendment have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Consent and Amendment has been duly executed and delivered by each of Buyer and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Consent and Amendment by the Company, a valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6. No Other Change. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms, except that the letter agreement, dated June 22, 2005, and the consents thereunder granted to the Company by Buyer shall remain in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

Section 7. No Waiver or Consent. Except as specifically set forth herein, the execution and delivery hereof by the parties hereto shall not constitute a consent or waiver of any provisions of the Merger Agreement. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder or under the Merger Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Consent and Amendment or the Merger Agreement will operate as a waiver thereof.

Section 8. Counterparts. This Consent and Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. This Consent and Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9. Governing Law. This Consent and Amendment and any related disputes shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

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IN WITNESS WHEREOF, the parties have caused this Consent and Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

SCHOOL SPECIALTY, INC. /s/ Leo C. McKenna
Name: Leo C. McKenna Title: Chairman of the Board

LBW HOLDINGS, INC. /s/ Craig H. Boyce
Name: Craig H. Boyce Title: Vice President

LBW ACQUISITION, INC. /s/ Craig H. Boyce
Name: Craig H. Boyce Title: Vice President

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